UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2007

THE QUANTUM GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-31727	20-0774748
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Fairlane Farms Road, Suite C Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 798-9800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

On March 19, 2007 The Quantum Group, Inc. (the “Company”) closed a private placement of 60 units for gross proceeds of $3,000,000. The units were sold to 64 accredited investors. Each unit included $50,000 8% secured convertible debenture and 151,515 shares of unregistered shares of common stock. The Company has issued an aggregate 9,090,900 shares of restricted common stock in relation to the sale of these units. Each convertible debenture matures on June 30, 2007, but can be extended by 60 days by the placement agent. Principal and interest on the convertible debentures may be converted into Company securities offered in the future at a conversion price equal to 70% of the offering price of such securities. In the event the principal and/or interest is not paid on the convertible debenture by the maturity date, the interest rate shall be increased to 1.5% per month until payment in full of all principal, interest and fees or expenses.

Repayment of the convertible debentures is secured by a lien on all tangible and intangible assets of the Company evidenced by a security agreement.

In connection with the private placement a placement agent received: (1) 10% commission on the gross proceeds, (2) 3% of gross proceeds for unaccountable expenses, (3) one warrant for each unit sold to purchase 15,151 shares of common stock at $0.33 per share, and (4) repayment of expenses of $25,000.

The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission for the purposes of registering the resale of the shares of common stock (including shares underlying the convertible debentures) issued in the private placement.

The securities were issued to the investors without registration under the Securities Act of 1933 based upon exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder. The issuances did not involve any public offering, and no general solicitation or general advertising was used in connection with the offering.

Item 7.01

Regulation FD Disclosure

A copy of the press release regarding the foregoing transaction is furnished herewith as an exhibit.

Item 9.01

Financial Statement and Exhibits

(d)

Exhibits

Number

Exhibit

99.1

Press Release dated March 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 22, 2007

THE QUANTUM GROUP, INC.

BY:	/s/ Noel Guillama
Noel Guillama
Chief Executive Officer